Exhibit 4.46
PERFORMANCE BASED RESTRICTED STOCK UNITS
SINA CORPORATION
2007 SHARE INCENTIVE PLAN
RESTRICTED SHARE UNIT AGREEMENT
     This Restricted Share Unit Agreement (the “Agreement”) is made and entered into as of MM DD, YYYY by and between SINA Corporation, a Cayman Islands corporation (the “Company”), and Employee AA pursuant to the SINA Corporation 2007 Share Incentive Plan (the “Plan”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the Plan, which is attached to, and made a part of, this Agreement. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail. Performance based restricted stock units under this agreement are considered as part of the Company’s annual bonus component.
     In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:
     1. Restricted Share Units. Pursuant to the Plan, the Company hereby grants to you, and you hereby accept from the Company, XXXX Share units, each of which is a bookkeeping entry representing the equivalent in value of one (1) ordinary Share (the “Restricted Share Units”), on the terms and conditions set forth herein and in the Plan.
     2. Vesting of Restricted Stock Units. So long as your Service continues, your Restricted Stock Units shall vest to the extent that the “Performance Goals” (as defined below) are achieved as set forth below and as determined by the Company, which determination shall be made by March 15th of the year following the applicable performance period, or if later, the date permitted by U.S. Treasury Regulation Section 1.409A-1(b)(4) or any other applicable guidance issued with respect to Code Section 409A.
Performance Goals for Performance Period YYYY:
(1) The number of restricted stock units equal to XX% of the total number of restricted stock units multiplied by the percentage based upon the level of achievement of Advertising Revenue, as set forth in Table 1 below, multiplied by individual performance shall vest immediately upon the determination by the Company of the level of performance.
(2) The number of restricted stock units equal to XX% of the total number of restricted stock units multiplied by the percentage based upon the level of achievement of Pro-forma Net Income Before Taxes, as set forth in Table 1 below, multiplied by individual performance shall vest immediately upon the determination by the Company of the level of performance.
See attached performance targets and respective vesting percentages for this performance period.
Performance Goals for the Performance Period MM DD, YYYY to MM DD, YYYY:

(1) The number of restricted stock units equal to XX% of the total number of restricted stock units multiplied by the percentage based upon the level of achievement of Advertising Revenue, as set forth in Table 2 below, multiplied by individual performance shall vest immediately upon the determination by the Company of the level of performance.
(2) The number of restricted stock units equal to XX% of the total number of restricted stock units multiplied by the percentage based upon the level of achievement of Pro-forma Net Income Before Taxes, as set forth in Table 2 below, multiplied by individual performance shall vest immediately upon the determination by the Company of the level of performance.
See attached performance targets and respective vesting percentages for this performance period.
Performance Goals for the Performance Period MM DD, YYYY to MM DD, YYYY:
(1) The number of restricted stock units equal to XX% of the total number of restricted stock units multiplied by the percentage based upon the level of achievement of Advertising Revenue, as set forth in Table 3 below, multiplied by individual performance shall vest immediately upon the determination by the Company of the level of performance.
(2) The number of restricted stock units equal to XX% of the total number of restricted stock units multiplied by the percentage based upon the level of achievement of Pro-forma Net Income Before Taxes, as set forth in Table 3 below, multiplied by individual performance shall vest immediately upon the determination by the Company of the level of performance
See attached performance targets and respective vesting percentages for this performance period.
     3. Termination of Service. In the event of the termination of your Service for any reason, all unvested Restricted Share Units shall be immediately forfeited without consideration.
     4. Settlement of Restricted Share Units. Restricted Share Units shall be automatically settled in ordinary Shares upon vesting of such Restricted Share Units, provided that the Company shall have no obligation to issue ordinary Shares pursuant to this Agreement unless and until you have satisfied any applicable tax withholding obligations pursuant to Section 5 below and such issuance otherwise complies with all Applicable Law and you have obtained all necessary governmental approvals and consents required under Applicable Laws in connection with the issuance of ordinary Shares pursuant to the Restricted Share Unit. Prior to the time the Restricted Share Units are settled upon vesting, you will have no rights other than those of a general creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company.
     5. Withholding Taxes. You agree to make arrangements satisfactory to the Company for the satisfaction of any applicable withholding tax obligations that arise in connection with the Restricted Share Units which, at the sole discretion of the Committee, may include (i) having the Company withhold ordinary Shares from the settlement of the Restricted Share Units, or (ii) any other arrangement approved by the Company, in either case, equal in value to the amount necessary to satisfy any such withholding tax obligations. The Company shall not be required to issue ordinary Shares pursuant to this Agreement unless and until such obligations are satisfied.
     6. Tax Advice. You represent, warrant and acknowledge that the Company has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Agreement, and you are in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING ANY RESTRICTED SHARE UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
     7. Non-Transferability of Restricted Share Units. The Restricted Share Units shall not be transferable other than by will or the laws of descent and distribution. The designation of a beneficiary does not constitute a transfer. The terms of this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.
     8. Restriction on Transfer. Regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Restricted Share Units have been registered under the Securities Act or have been registered or qualified under the securities laws of any state or other jurisdiction, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on share certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any jurisdiction, state, or any other law.
     9. Share Certificate Restrictive Legends. Share certificates evidencing the Shares issued pursuant to the Restricted Share Units may bear such restrictive legends as the Company and the Company’s counsel deem necessary under Applicable Law or pursuant to this Agreement.
     10. Representations, Warranties, Covenants, and Acknowledgments. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Shares issued pursuant to the Restricted Share Units may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with Applicable Laws, including applicable securities laws.
     11. Voting and Other Rights. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until the Restricted Share Units are settled upon vesting.
     12. No Employment Rights. Neither the Plan nor this Share Unit Award shall be deemed to give you a right to remain an Employee, Consultant or director of the Company, a

Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause, and for any reason, subject to Applicable Laws.
     13. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at its principal corporate offices and to you at the address maintained for you in the Company’s records.
     14. Entire Agreement; Enforcement of Rights. This Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties. Except as contemplated under the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
     15. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
     16. Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this clause. The appointing authority shall be the Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be in Hong Kong at the HKIAC. There shall be three arbitrators. Any such arbitration shall be administered by the HKIAC in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this contract. The language to be used in the arbitral proceedings shall be English.
     17. Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
     18. Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of you under this Agreement may not be assigned without the prior written consent of the Company.

     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
*   *  *   *
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this DDth day of MM, YYYY.
SINA CORPORATION

By:	(Signature)

Name:

Title:	President & CEO

RECIPIENT:
Employee AA

By:	(Signature)

Address:

Telephone Number:

Email Address: